Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-120202) and related prospectus pertaining to the registration of up to U.S.$2,000,000,000 aggregate principal amount of debt securities of América Móvil, S.A. de C.V. and Radiomóvil Dipsa, S.A. de C.V., as guarantor, of our report dated February 25, 2005, except for Note 20, as to which the date is March 9, 2005, with respect to the consolidated financial statements of América Móvil, S.A. de C.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2004.

Mancera, S.C. A member firm of Ernst & Young Global

/s/ Agustin Aguilar Laurents
C.P.C. Agustin Aguilar Laurents

Mexico City, Mexico

June 28, 2005